NEWS RELEASE
Five Below, Inc. Announces Fourth Quarter and Fiscal 2016 Financial Results
Reports fourth quarter sales growth of 19% to $388.1 million; diluted EPS increase of 17% to $0.90
Reports fiscal 2016 sales growth of 20%; diluted EPS increase of 24% to $1.30
Provides first quarter and full year fiscal 2017 guidance

PHILADELPHIA, PA – (March 22, 2017) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the thirteen weeks and fifty-two weeks ended January 28, 2017.

For the thirteen weeks ended January 28, 2017:

•	Net sales increased 18.9% to $388.1 million from $326.4 million in the fourth quarter of fiscal 2015; comparable sales increased 1.0%.

•	Operating income increased 17.1% to $78.9 million from $67.4 million in the fourth quarter of fiscal 2015.

•	The Company opened 5 net new stores and ended the quarter with 522 stores in 31 states. This represents an increase of 19.5% from the end of the fourth quarter of fiscal 2015.

•	Net income was $49.8 million, an increase of 18.5% compared to $42.0 million in the fourth quarter of fiscal 2015.

•	Diluted income per common share was $0.90, an increase of 16.9% compared to $0.77 in the fourth quarter of fiscal 2015.

For the fifty-two weeks ended January 28, 2017:

•	Net sales increased 20.2% to $1,000.4 million compared to $832.0 million in the comparable period in fiscal 2015; comparable sales increased 2.0%.

•	Operating income increased 22.6% to $114.0 million compared to $92.9 million in the comparable period in fiscal 2015.

•	The Company opened 85 net new stores compared to 71 net new stores opened in fiscal 2015.

•	Net income was $71.8 million, an increase of 24.5% compared to $57.7 million in the comparable period in fiscal 2015.

•	Diluted income per common share was $1.30, an increase of 23.8% compared to $1.05 per share in the comparable period in fiscal 2015.

Joel Anderson, CEO, stated: "Our performance in 2016 once again illustrates the strength, consistency and broad appeal of the Five Below model with a compelling merchandise assortment designed to 'wow' our customers at incredible values. We achieved another strong year of 20% sales growth, reaching the $1 billion milestone in sales as we opened 85 net new stores and delivered our 11th consecutive year of positive comparable sales growth. This top line performance was accompanied by operating leverage, while we continued to invest in the business, resulting in a 24% increase in EPS for 2016.”

"We are excited to be opening approximately 100 new stores this year and to bring our unique and differentiated concept to California. The strength of our business model, commitment to delivering unbelievable value to our customers and disciplined execution continue to drive our success. We have a strong track record as a leading high growth value retailer and remain on track to achieve our 20/20 through 2020 strategy."

First Quarter and Fiscal 2017 Outlook:
For the first quarter of fiscal 2017, net sales are expected to be in the range of $228 million to $232 million based on opening approximately 26 new stores and assuming a flat to 2% increase in comparable sales. Net income is expected to be in the range of $6.6 million to $7.6 million, with a diluted income per common share range of $0.12 to $0.14 on approximately 55.3 million estimated diluted weighted average shares outstanding.

The fiscal 2017 results will contain an additional, non-comparable week, or the "53rd week" in the fourth quarter. For the full year of fiscal 2017, net sales are expected to be in the range of $1.210 billion to $1.230 billion based on opening approximately 100 new stores and assuming a low single digit increase in comparable sales. Net income is expected to be in the range of $86.0 million to $89.5 million, with a diluted income per common share range of $1.55 to $1.61 on approximately 55.6 million estimated diluted weighted average shares outstanding. The 53rd week is expected to contribute approximately $15 million in sales and approximately $0.02 in diluted income per common share.

Conference Call Information:
A conference call to discuss the fourth quarter and full year fiscal 2016 financial results is scheduled for today, March 22, 2017, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 913-312-1383 or 888-747-4626 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-6671 or 844-512-2921. The pin number to access the telephone replay is 5208595. The replay will be available until March 29, 2017.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to the Company's distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to cyber security, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to trade restrictions, and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below. Select brands and licensed merchandise fall into the Five Below worlds: Style, Room, Sports, Tech, Crafts, Party, Candy, and Now. Five Below was founded in 2002 and is headquartered in Philadelphia, Pennsylvania, with over 500 stores in 31 states. For more information, please visit www.fivebelow.com or come into one of our stores!

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Investor Contact:
Five Below, Inc.
Christiane Pelz
215-207-2658
Christiane.Pelz@fivebelow.com

ICR, Inc.
Farah Soi/Caitlin Morahan
203-682-8200
Farah.Soi@icrinc.com/Caitlin.Morahan@icrinc.com

Media Contact:
ICR, Inc.
Jessica Liddell/Julia Young
203-682-8200
FivePR@icrinc.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	January 28, 2017	January 30, 2016
Assets
Current assets:
Cash and cash equivalents	$76,088	$53,081
Short-term investment securities	77,791	46,335
Inventories	154,448	148,370
Prepaid income taxes	1,552	1,341
Prepaid expenses and other current assets	29,910	15,618
Total current assets	339,789	264,745
Property and equipment, net	138,376	119,784
Deferred income taxes	11,039	8,507
Long-term investment securities	10,514	—
Other assets	818	258
	$500,536	$393,294

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—
Accounts payable	51,178	58,225
Income taxes payable	23,939	11,942
Accrued salaries and wages	10,794	7,661
Other accrued expenses	30,652	24,368
Total current liabilities	116,563	102,196
Deferred rent and other	52,568	46,617
Total liabilities	169,131	148,813
Shareholders’ equity:
Common stock	549	546
Additional paid-in capital	321,603	306,522
Retained earnings (accumulated deficit)	9,253	(62,587)
Total shareholders’ equity	331,405	244,481
	$500,536	$393,294

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen weeks ended		Fifty-two weeks ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net sales	$388,090	$326,351	$1,000,410	$831,954
Cost of goods sold	228,673	194,169	643,373	540,020
Gross profit	159,417	132,182	357,037	291,934
Selling, general and administrative expenses	80,552	64,816	243,075	198,993
Operating income	78,865	67,366	113,962	92,941
Interest income, net	88	28	299	40
Other expense	—	—	—	325
Income before income taxes	78,953	67,394	114,261	92,656
Income tax expense	29,165	25,390	42,421	34,976
Net income	$49,788	$42,004	$71,840	$57,680
Basic income per common share	$0.91	$0.77	$1.31	$1.06
Diluted income per common share	$0.90	$0.77	$1.30	$1.05
Weighted average shares outstanding:
Basic shares	54,889,718	54,565,118	54,845,708	54,513,622
Diluted shares	55,157,603	54,820,282	55,128,870	54,793,301

FIVE BELOW, INC.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Fifty-two weeks ended
	January 28, 2017	January 30, 2016
Operating activities:
Net income	$71,840	$57,680
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,631	22,227
Share-based compensation expense	11,953	11,172
Deferred income tax benefit	(2,532)	(626)
Other non-cash expenses	109	59
Changes in operating assets and liabilities:
Inventories	(6,079)	(32,718)
Prepaid income taxes	(211)	598
Prepaid expenses and other assets	(14,875)	2,561
Accounts payable	(5,451)	17,578
Income taxes payable	11,997	(2,500)
Accrued salaries and wages	3,133	2,386
Deferred rent	7,855	6,398
Other accrued expenses	2,252	3,098
Net cash provided by operating activities	106,622	87,913
Investing activities:
Purchases of investment securities	(119,746)	(46,335)
Sales, maturities, and redemptions of investment securities	77,776	—
Capital expenditures	(44,794)	(53,059)
Net cash used in investing activities	(86,764)	(99,394)
Financing activities:
Net proceeds from issuance of common stock	208	178
Proceeds from exercise of options to purchase common stock	3,289	912
Common shares withheld for taxes	(1,904)	(322)
Excess tax benefit related to exercises of stock options, vesting of restricted stock units, and vesting of performance-based restricted stock units	1,555	608
Other	1	—
Net cash provided by financing activities	3,149	1,376
Net increase (decrease) in cash and cash equivalents	23,007	(10,105)
Cash and cash equivalents at beginning of year	53,081	63,186
Cash and cash equivalents at end of year	$76,088	$53,081